Exhibit 99.1

UTi WORLDWIDE INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On June 12, 2006 the Board of Directors of UTi Worldwide Inc. (the “Company”) adopted the following revised compensation policy for the Company’s non-employee directors, effective as of June 12, 2006.

CASH COMPENSATION

Retainers for Serving as Chairpersons

Chairman of the Board. The non-executive Chairman of the Board shall be paid an annual retainer of $75,000 and he or she shall not be entitled to receive any additional annual retainers for serving as the chairperson of any Board Committees.

If the Chairman of the Board serves as a member of any other committee of the Board (including in the capacity of chairperson), he or she shall be paid the same additional annual retainer as the non-chair members of such committees (as set forth below).

Committee Chairpersons. Non-employee directors, other than the Chairman of the Board, shall be paid the following annual retainers for serving as the chairperson of a committee of the Board:

•	$12,000	–	Audit Committee
•	$7,000	–	Compensation Committee
•	$5,000	–	Nominations and Corporate Governance Committee
•	$3,000	–	Any other committee of the Board (such amount may be revised as determined by the Board in its discretion)

Additional Retainers

Retainer for Serving on the Board. Non-employee directors, other than the Chairman of the Board, shall be paid an annual retainer of $35,000 for his or her service on the Board.

Retainer for Serving on Committees. Non-employee directors who serve on, but do not chair a committee of the Board, shall be paid the following annual retainers for service on such committee:

•	$7,000	–	Audit Committee
•	$3,000	–	Compensation Committee
•	$1,000	–	Nominations and Corporate Governance Committee
•	$1,000	–	Any other committee of the Board (such amount may be revised as determined by the Board in its discretion)

In addition, as indicated above the Chairman of the Board shall also be entitled to receive such amounts for his or her service as either the chairperson or as a member of any such committee.

Board/Committee Meeting Attendance

Each of the non-employee directors, including the Chairman of the Board, shall be paid the following meeting fees:

•	$2,000	–	For each Board meeting attended in person or by telephone
•	$1,500	–	For each Audit Committee meeting attended telephonically or in person
•	$1,500	–	For each Compensation Committee meeting attended telephonically or in person
•	$1,500	–	For each Nominations and Corporate Governance Committee meeting attended telephonically or in person
•	$1,000	–	For each meeting of any other committee of the Board attended telephonically or in person (such amount may be revised as determined by the Board in its discretion)

EQUITY-BASED COMPENSATION

Non-employee directors, including the Chairman of the Board, shall receive equity-based compensation awards in the form of restricted shares, restricted share units, elective grants and deferred share units pursuant to the Company’s 2004 Non-Employee Directors Share Incentive Plan, as amended from time to time.

TRAVEL EXPENSE REIMBURSEMENT

Each of the non-employee directors, including the Chairman of the Board, shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.

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